SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

November 9, 2010
Date of report (Date of earliest event reported)

Adrenalina
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-52675	20-8837626
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

501 Golden Isles Drive
Suite 204E
Hallandale, FL 33009
 (Address of Principal Executive Offices) (Zip Code)

(954) 454-9978
(Registrant's telephone number, including area code)

Copies to:
Peter DiChiara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

20855 NE 16th Avenue
Suite #C-16
North Miami Beach, FL 33179
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 12, 2010, Adrenalina, a Nevada corporation (the “Company”), announced that on October 18, 2010, the Company entered into a Settlement Agreement with Enable Growth Partners LP and Enable Opportunity Partners LP (“hereinafter referred to collectively as “Enable”) and Pierce Diversified Strategy Master Fund LP (“Pierce”) for the satisfaction of debentures and warrants purchased by Enable and Pierce as described in the Settlement Agreement.

The agreement provides that, upon timely payments by the Company of an aggregate amount of $400,000 to Enable and Pierce, Enable and Pierce will cancel, release and terminate the debentures and warrants and release all liens and encumbrances on the properties of the Company and its principals, the personal guarantee executed and delivered by the Company’s Chairman of the Board and the guarantees executed and delivered by the Company’s subsidiaries in connection with the debentures.

Item 3.02.	Unregistered Sales of Securities.

On November 12, 2010, the “Company announced that on October 10, 2010, it entered into the sale of 5,694,782 shares of its common stock (284,740 after the Reverse Split) for $500,000 in a private placement.  The private placement of these securities was exempt from registration under pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The offer and sale did not involve a public offering and there was no general solicitation or general advertising involved in the offer or sale and no fees were paid in connection with the transaction.  The proceeds from these sales of unregistered securities were used to paying outstanding debt.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 9, 2010, FINRA approved a reverse split of the issued authorized common stock of Adrenalina, a Nevada corporation (the “Company”) whereby every twenty shares of the Company's common stock before the reverse split will be consolidated into one common share, with a record date of October 25, 2010 (the "Reverse Split").  As a result of the Reverse Split, the Company's issued and outstanding common stock will be reduced from 25,885,371 shares to 1,294,269 shares.

Stockholders will be entitled to exchange their stock certificates for new certificates representing the shares of common stock after giving effect to the Reverse Split by submitting them to the Company's transfer agent, Empire Stock Transfer, of 1859 Whitney Mesa Drive, Henderson, Nevada, 89014, telephone number: (702) 818-5898.  Upon receipt of an existing stock certificate, the Transfer Agent will issue to the stockholder a new certificate evidencing the consolidated shares. The new certificates will contain the same restrictive legend, if any, as the certificates for which they are exchanged. Stockholders will be responsible for the costs of exchanging their certificates.

No fractional common shares will be issued in connection with the Reverse Split. If a stockholder would otherwise receive a fractional common share as a result of the Reverse Split, the number of common shares to be received by the stockholder will be rounded up to the nearest whole number.

The Company's trading symbol will remain the same and have a "D" appended to it for 20 business days: AENAD. After 20 business days, the symbol will revert back to AENA.

As previously reported, on September 20, 2010, the Company filed a Certificate of Amendment with the Secretary of State of Nevada. The Company’s Articles of Incorporation was amended to effect the one-for-twenty Reverse Split of the Company’s common stock.  In addition, the total number of common stock authorized that may be issued by the Company shall be reduced in the same ratio as the Reverse Split, reducing the authorized common stock from 70,000,000 to 3,500,000.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Settlement Agreement with Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Adrenalina (Registrant)

Date: November 12, 2010	By:	/s/ Ilia Lekach
Name: Ilia Lekach
Title: Chief Executive Officer